EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-218970 on Form S-3 and Registration Statement No. 333-186974, No. 333-164604, No. 333-164603, and No. 333-141663 on Form S-8 of our reports dated October 25, 2018, relating to the consolidated financial statements and the schedule listed in the Index at Item 15 of Commercial Metals Company and subsidiaries and the effectiveness of Commercial Metals Company and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Commercial Metals Company and subsidiaries for the year ended August 31, 2018.

/s/ Deloitte & Touche LLP

Dallas, Texas
October 25, 2018